Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ALDEYRA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.001 par value per share	Other(2)	5,569,729(3)	$1.54(2)	$8,577,382.66	$0.00014760	$1,266.02

Total Offering Amounts					$8,577,382.66		$1,266.02

Total Fee Offsets(4)							—

Net Fee Due							$1,266.02

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, $0.001 par value per share (“Common Stock”), of Aldeyra Therapeutics, Inc. (the “Registrant”) that become issuable under the Aldeyra Therapeutics, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.54 per share, which is the average of the high and low prices of the Registrant’s Common Stock on October 30, 2023, as reported on the Nasdaq Global Market.

(3)	Represents 5,569,729 shares of Common Stock reserved for issuance pursuant to the 2023 Plan.

(4)	The Registrant does not have any fee offsets.